UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☑ Definitive Proxy Statement

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L.B. FOSTER COMPANY

(Name of Registrant as Specified in Its Charter)

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L.B. FOSTER COMPANY 415 Holiday Drive Pittsburgh, Pennsylvania 15220

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 23, 2012

To the Shareholders:

L.B. Foster Company will hold its annual meeting of shareholders at the Company’s principal executive offices at 415 Holiday Drive, Pittsburgh, Pennsylvania on Wednesday, May 23, 2012, at 11:00 AM, local time, for the purposes of:

1.

Electing a board of seven directors for the ensuing year.

2.

Ratifying the appointment of Ernst & Young LLP as our independent registered public accountants for 2012.

3.

Approving by advisory vote, the Company’s compensation paid to its named executive officers, which vote shall be non-binding.

4.

Acting upon any other matters that properly come before the meeting.

Shareholders are cordially invited to attend the meeting.  Only holders of record of common stock at the close of business on March 23, 2012 will be entitled to vote at the meeting or at any adjournment thereof.

We are following U.S. Securities and Exchange Commission rules that allow companies primarily to furnish proxy materials to their shareholders over the Internet.  This process expedites shareholder receipt of proxy materials and lowers the cost of our annual meeting.  On or about April 13, 2012, we mailed to our shareholders a notice of internet availability containing instructions on how to access our 2012 Proxy Statement and 2011 Annual Report and how to vote.  The notice also included instructions on how to receive a paper copy of the annual meeting materials.

Joseph S. Cancilla

Vice President, General Counsel &

Secretary

Pittsburgh, Pennsylvania

April 13, 2012

i

L.B. FOSTER COMPANY

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of L.B. Foster Company (the “Company”) to be voted at the May 23, 2012 annual meeting of shareholders and at any adjournment thereof.  This proxy statement, the notice of internet availability, the proxy card and our 2011 Annual Report to Shareholders were each made available to shareholders on the internet at www.proxyvote.com or mailed on or about April 13, 2012.

The presence, in person or by proxy, of the record holders of a majority of the Company’s outstanding common stock is necessary to constitute a quorum.  At the close of business on March 23, 2012, the record date for entitlement to vote at the meeting (“Record Date”), there were 10,114,135 shares of common stock outstanding.  A quorum will require the presence, in person or by proxy, of the record holders of at least 5,057,068 shares.  Where a shareholder’s proxy or ballot indicates that no vote (including broker non-votes) is to be cast on a particular matter the shares of such shareholder are nevertheless counted as being present at the meeting for the purposes of a quorum.

Only holders of record of the common stock at the close of business on the Record Date are entitled to notice of and to vote at the meeting or at any adjournment thereof.  Such shareholders will have one vote for each share held on that date.  The common stock does not have cumulative voting rights in the election of directors.

Directors shall be elected by a plurality of the votes cast by the holders of the shares voting in person or represented by proxy at the meeting.  Accordingly, abstentions and broker non-votes (described below) will have no effect on the election of directors.

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“E&Y”) as the Company's independent registered public accountants for 2012.  The Company will consider the affirmative vote of a majority of the votes cast by its shareholders as a ratification of this appointment.  As a result, abstentions will have the same effect as a vote against the ratification, but broker non-votes will have no effect.

The advisory vote to approve the compensation paid to the Company's named executive officers as reported in this proxy statement will be determined by the affirmative vote of a majority of the votes cast by the Company's shareholders.  As a result, an abstention shall be considered a vote against all alternatives, while broker non-votes will have no effect.

If the form of proxy is properly executed and returned, it will be voted as directed.  If no directions are given, the proxy will be voted FOR the election of the seven nominees named herein as directors,  FOR the ratification of the appointment of E&Y as the Company's independent registered public accountants for 2012 and FOR the approval of the compensation paid to the Company’s named executive officers as reported in this proxy statement.  The proxy grants discretionary authority to vote on other matters to Lee B. Foster II, Chairman of the Board, and Robert P. Bauer, President and Chief Executive Officer.

If your shares are held in “street name” (i.e. held for your account by a broker or other nominee), you should receive instructions from the holder of record on voting your shares.  If a shareholder holds shares beneficially in street name and does not provide the shareholder’s broker with voting instructions, such shares may be treated as “broker non-votes”.  Generally, broker non-votes occur when a broker is not permitted to vote on a particular matter without instructions from the beneficial owner and instructions have not been given.  Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of directors and executive compensation matters, although they may vote their clients’ shares on “routine” proposals such as the ratification of the independent registered public accounting firm.  In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

If voting instructions representing shares in the Company's 401(k) plans are received, but no indication is provided as to how those shares are to be voted, those shares are nonetheless counted as being present at the meeting and will count toward achievement of a quorum.

The cost of soliciting proxies will be borne by the Company.  Officers or employees of the Company may solicit proxies by mail, telephone, email or facsimile.  The Company has retained Eagle Rock Proxy Advisors for the solicitation of proxies and will pay its fee of $3,500 plus reasonable out-of-pocket expenses.

If you are a shareholder of record, you may vote your shares of common stock by telephone or through the Internet.  You may also vote your shares by mail.  Please see the notice for voting methods and access of Internet availability of proxy materials for specific instructions on how to cast your vote.

Votes submitted via the Internet or by telephone must be received by 11:59 PM EDT, on May 22, 2012.  Submitting your vote via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.  You may change your vote or revoke your proxy as described above or by submitting a valid, subsequent vote by telephone or through the Internet, by submitting another properly signed proxy which bears a later date, or attending the annual meeting and voting in person.

PROPOSAL NO. 1-ELECTION OF DIRECTORS

The first proposal item to be voted on is the election of seven directors.  The Board of Directors has nominated the following seven people to serve as directors, each of whom is currently serving as a director of the Company, until the next annual meeting of shareholders and until their successors are elected and qualified. Information concerning the nominees is set forth below with brief descriptions of each nominee's qualifications to serve on the Company's Board of Directors:

Nominee

Robert P. Bauer

Mr. Bauer, age 53, has been a director of the Company since February 1, 2012 when he was appointed President and Chief Executive Officer.  Mr. Bauer served as President of Emerson Network Power, Liebert Division, a business segment of Emerson Electric Co., a diversified global manufacturing and technology company from January 2002 through May 2011.  Mr. Bauer served as President of Emerson Climate Technologies, Refrigeration Division from June 2011 to February 2012.  Mr. Bauer spent a total of 17 years with Emerson in various senior management positions and became a Group Vice President, Emerson in 2004.  Prior to Emerson, he held management positions with Rockwell Automation and Westinghouse Electric.  We believe that Mr. Bauer is qualified to serve as a director because of his vast experience in global manufacturing, worldwide marketing and new product development.  He also has extensive experience with mergers and acquisitions, and strategic planning including investments in new technologies.

Lee B. Foster II

Mr. Foster, age 65, has been a director of the Company since 1990 and Chairman since 1998.  He was the Chief Executive Officer of the Company from May 1990 until he resigned from such office in January 2002, while remaining a Company employee until May 2008.  Mr. Foster is a director of Wabtec Corporation, which manufactures components for locomotives, freight cars and passenger transit vehicles and provides aftermarket services.  We believe that Mr. Foster is qualified to serve as a director because of his history with the Company and his knowledge of the Company's current businesses.  In addition, Mr. Foster's experience with other companies brings additional insight to a variety of contemporary business issues.

Peter McIlroy II

Mr. McIlroy, age 68, was elected as a director in May 2008.  Mr. McIlroy has been a director and the Chief Executive Officer of Robroy Industries, a manufacturer of electrical products, since 1993.  We believe that Mr. McIlroy is qualified to serve as a director due to the experience and knowledge he acquired from leading a mid-sized corporation serving industrial markets.  In addition, Mr. McIlroy's skills and experience specifically include evaluating acquisitions and developing corporate strategies, both of which are areas of great importance to the Company.

G. Thomas McKane

Mr. McKane, age 68, was elected as a director in May 2006.  Mr. McKane was Chairman of the Board of A.M. Castle & Co., a metal and plastics service center business, from January 2006 to April 2007 and was Chief Executive Officer of A.M. Castle & Co. from May 2000 until he retired in February 2007.  We believe that Mr. McKane is qualified to serve as a director due to his broad industrial background and his specific experience as chief executive officer of a publicly traded company, which experience enables him to analyze virtually all facets of the Company's business.  Mr. McKane has been especially active in overseeing improvements to the Company's strategic planning process and developing sound corporate governance practices.

Nominee

Diane B. Owen

Ms. Owen, age 55, was elected as a director in May 2002.  She has been Senior Vice President – Corporate Audit of H.J. Heinz Company, an international food company, since May 2010 and was Vice President - Corporate Audit of H.J. Heinz Company from April 2000 to May 2010.  We believe that Ms. Owen is qualified to serve as a director of the Company due to her over 30 years of business experience, particularly in accounting and finance.  Ms. Owen plays a critical role as Chairman of the Audit Committee and as the Board's financial expert.  In addition, Ms. Owen's extensive international business experience enables her to provide valuable insights as the Company seeks international growth.

William H. Rackoff

Mr. Rackoff, age 62, has been a director of the Company since 1996.  Since 1994, Mr. Rackoff has been President and Chief Executive Officer of ASKO, Inc., a private international company which manufactures custom engineered tooling for the metalworking industry.  We believe that Mr. Rackoff is qualified to serve as a director because his years of experience in the steel industry and his engineering background enable him to understand and develop the factors that drive the Company's performance, including strategy, operations and finance.  Mr. Rackoff, as Chairman of the Compensation Committee, has led the creation of the Company's executive incentive programs.

Suzanne B. Rowland

Ms. Rowland, age 50, was elected as a director in May 2008.  Ms. Rowland has been Vice President & General Manager of Tyco Fire Protection Products since January 2011 and Vice President Business Excellence of Tyco Flow Control Products from September 2009 to December 2010.  Ms. Rowland was a consultant in 2008 and 2009 contracted to Rohm and Haas Company as an interim executive.  In 2006 and 2007, she was Vice President Strategy & New Business Development for J.M. Huber Corporation.  She was Adhesives Vice President and Global Business Director for Rohm and Haas Company from 2003 to 2006.  We believe that Ms. Rowland is qualified to serve as a director because of her 27 years of broad experience in large, global industrial companies.  Having served in senior executive line and staff roles for the last 12 years, Ms. Rowland presents valuable insight into issues important to the Company’s success.

The Board of Directors nominated the foregoing nominees after the Nomination and Governance Committee had recommended their nominations.  The nominees have expressed their willingness to serve as directors, if elected.  However, should any of the nominees be unavailable for election, the proxies (except for proxies that withhold authority to vote for directors) will be voted for such substitute nominee or nominees as may be chosen by the Board of Directors, or the number of directors may be reduced by appropriate action of the Board.

The Board of Directors recommends that you vote “FOR” each of the foregoing nominees.

PROPOSAL NO. 2-RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

E&Y has served as the Company’s independent registered public accountants or as independent auditors since 1990 and has been appointed by the Audit Committee of the Board of Directors as the Company’s independent registered public accountants for the fiscal year ending December 31, 2012.  Although action by the shareholders in this matter is not required, the Board of Directors is seeking shareholder ratification of this appointment in light of the important role played by the independent registered public accountants.  If the shareholders fail to ratify the selection, the Audit Committee will investigate the reasons for shareholder rejection and consider whether or not to retain E&Y.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different firm at any time during the year if the Committee determines that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors recommends that you vote "FOR" ratification of Ernst & Young LLP's appointment.

PROPOSAL NO. 3-SAY ON PAY

Advisory Vote On Executive Compensation

At the 2011 annual meeting, Shareholders voted for holding an advisory vote on executive compensation every year, which was our Board’s recommendation.

The following proposal gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our executive officers included in this proxy statement.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and our compensation philosophy, policies and practices, as disclosed under the "Executive Compensation" section of this proxy statement.  We are providing this vote as required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Accordingly, for the reasons discussed in the “Compensation Discussion & Analysis” section of this proxy statement, we are asking our shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the compensation paid to the named executive officers of L.B. Foster Company (the "Company"), as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders under the heading entitled 'Executive Compensation', is hereby approved."

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Company, our Board or the Compensation Committee.

The Board recommends the approval of this proposal.  It believes the Company’s compensation programs are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of shareholders.  The Company’s goal for its executive compensation program is to reward executives who provide leadership for and contribute to the Company’s financial success.

STOCK OWNERSHIP

The following table shows the number of shares of common stock beneficially owned on the Record Date by:

•

each person who has reported beneficial ownership of more than 5% of the Company’s common stock;

•

each nominee for director;

•

each Named Executive Officer ("NEO") in the Summary Compensation Table on page 32; and

•

all directors and executive officers as a group.

Information concerning the owners of more than 5% of the Company’s outstanding common stock is based upon their reports furnished to the Company and may not be current.

Stock Ownership	Number of Shares Owned(a)	Percent of Shares(b)

More Than 5% Shareholders:
Royce & Associates, LLC(c)	1,839,761	18.2
Keeley Asset Management Corp.(d)	1,350,517	13.4
BlackRock, Inc.(e)	602,819	6.0

Nominees for Director:
Robert P. Bauer	69,945	*
Lee B. Foster II	185,851	1.8
Peter McIlroy II	12,750	*
G. Thomas McKane	14,250	*
Diane B. Owen	22,796	*
William H. Rackoff	50,496	*
Suzanne B. Rowland	8,750	*

Named Executive Officers:
Stan L. Hasselbusch	99,627	*
David J. Russo	30,459	*
Konstantinos Papazoglou	9,003	*
Donald L. Foster	17,956	*
David R. Sauder	9,157	*

All Directors and Executive Officers as a Group	645,664	6.2

*	Less than 1% of the Company’s outstanding common stock
(a)

This column shows the number of shares with respect to which the named person or group had direct or indirect sole or shared voting or investment power.  Unless otherwise noted in the footnotes, each director and NEO has sole voting and investment power with respect to their shares.  This column also includes shares which the named person or group had the right to acquire within 60 days after the Record Date through the exercise of stock options or restricted stock that will vest (3,500 for Mr. Russo, 6,250 for Mr. Donald L. Foster and 17,875 for the directors and executive officers of the Company as a group).  The column also includes the share equivalents contained in the 401(k) plan maintained by the Company (14 for Mr. Bauer, 27,001 for Mr. Lee B. Foster II, 25,128 for Mr. Hasselbusch, 1,429 for Mr. Russo, 261 for Mr. Donald L. Foster, and 14,332 for the other executive officers as a group).  Mr. Lee B. Foster II also holds an indirect interest in 12,000 shares which are held in an investment plan maintained by a separate company.

(b)	The percentages in this column are based on the assumption that any shares which the named person has the right to acquire within 60 days after the Record Date have been acquired and are outstanding.
(c)

The information provided for Royce & Associates, LLC (“Royce”) is based on the information provided in the Schedule 13G/A filed by Royce on January 12, 2012.  According to this Schedule 13G/A, Royce has sole voting power and sole dispositive power with respect to all 1,839,761 shares, which includes 926,600 shares held by Royce Special Equity Fund, which is managed by Royce.  The address of Royce & Associates, LLC and Royce Special Equity Fund is 745 Fifth Avenue, New York, NY  10151.

(d)

The information provided for Keeley Asset Management Corp. (“Keeley Corp.”) is based on information provided in the Schedule 13G/A filed by Keeley, Keeley Small Cap Value Fund (“Keeley Fund”) and John L. Keeley, Jr. (“Keeley”) on February 7, 2012.  According to this Schedule 13G/A, Keeley Corp. has sole voting power with respect to 1,308,727 shares and sole dispositive power with respect to 1,350,517 shares.  According to the Schedule 13G/A, Keeley Corp. and Keeley Fund share beneficial ownership of 900,500 shares, which shares are included in the 1,350,517 shares reported above.  The Schedule 13G/A also indicates that Keeley beneficially owns 290 shares.  The address of Keeley Corp., Keeley Fund and Keeley is 401 South LaSalle Street, Suite 1201, Chicago, IL  60605.

(e)

The information provided for Blackrock, Inc. (“Blackrock”) is based on information provided in the Schedule 13G/A filed by Blackrock on February 13, 2012.  According to this Schedule 13G/A, Blackrock has sole voting power and sole dispositive power with respect to all 602,819 shares.  The address of Blackrock is 40 East 52nd Street, New York, NY  10022.

DIRECTOR COMPENSATION - 2011

The following table sets forth directors’ compensation for 2011, except for Mr. Hasselbusch whose 2011 compensation is set forth in the Summary Compensation Table on page 32 and Robert P. Bauer.  During 2011, no stock options were granted and no non-equity incentive compensation was awarded to the directors.

Name	Fees Earned or Paid in Cash[1]	Stock Awards[2]	All Other Compensation[3]	Total[4]

Lee B. Foster II	$115,000	$61,670	$14,758	$191,428
Peter McIlroy II	$59,000	$61,670	---	$120,670
G. Thomas McKane	$53,000	$61,670	---	$114,670
Diane B. Owen	$63,917	$61,670	---	$125,587
Suzanne B. Rowland	$50,500	$61,670	---	$112,170
William H. Rackoff	$66,334	$61,670	---	$128,004

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS' FEES

E&Y aggregate fees (including out-of-pocket expenses) billed for 2011 and 2010 for each of the following categories of services are set forth below:

	2011	2010
Audit fees (includes audits, reviews of the Company’s fiscal-year audit, interim reviews and related expenses)	$733,263	$581,552

Audit-related fees (primarily audits of the Company’s various employee benefit plans)	22,099	32,272

Tax fees (federal and state)	---	---
All other fees	---	---

Total fees	$755,362	$613,824

1

The base annual fee for the chairman of the Audit Committee is $47,500, the chairman of the Nomination and Governance Committee is $42,500 and the chairman of the Compensation Committee is $52,500.  The base annual fee for other outside directors is $40,000.  Outside directors also received $1,000 for each Board meeting attended, $500 for each committee meeting attended (of which the director is a member) and $500 for each telephonic Board or committee (of which the director is a member) meeting in which the director participated.  The fees for Lee B. Foster II, Chairman of the Board of Directors, are a base annual fee of $85,000, a $2,000 fee for each Board meeting attended, and $1,000 for each telephonic Board or committee meeting (of which he is a member.

2

On May 18, 2011 (the date of the Company’s 2011 annual shareholders' meeting) each outside director was awarded 1,750 shares of the Company’s common stock.  Since the awards were fully vested on the grant date, the aggregate grant date fair value of each stock award to our non-employee directors is reflected in the “Stock Awards” column of the table based on the compensation cost recognized in 2011 for financial statement reporting purposes and computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures).  For a discussion of valuation assumptions, see Note 1 of the Company’s 2011 Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.  When a director is elected or re-elected, he or she will receive 3,500 shares or such lesser amount as shall be determined by the Board of Directors.  The Board has determined that the grant to each outside director, including Lee B. Foster II, if re-elected at the May 23, 2012 annual shareholders' meeting will be 2,000 shares.

3	The cost of Mr. Foster's annual medical benefits was $14,758 based on applicable Cobra rates.

4

The Company reimburses outside directors for expenses associated with travel to and attendance at Board of Directors’ meetings.  This reimbursement and other expenses associated with travel to and attendance at Board of Directors meetings are not included in the table.

The Audit Committee reviews summaries of E&Y’s services and related fees and concluded that E&Y's provision of audit-related services during 2010 and 2011 was compatible with maintaining E&Y’s independence.  All E&Y services are pre-approved by the Audit Committee.

CORPORATE GOVERNANCE

The Board and Board Meetings

The Board of Directors ("Board") consists of seven directors.  During 2011, the Board held seven meetings, two of which were telephonic.  The Board has determined that all of the directors, except Mr. Robert P. Bauer, qualify as “independent” as defined by applicable NASDAQ rules and further that all members of the Audit Committee qualify as “independent” for purposes of the rules promulgated under the Exchange Act specifically related to audit committee member independence.  In making this determination, the Board has concluded that none of these directors has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out a director's responsibilities.  Pursuant to NASDAQ rules, Mr. Foster, Chairman of the Board, does qualify as an "independent" director since his employment with the Company ended May 27, 2008.  The Board believes, that Mr. Foster’s economic interests are more closely aligned with those of the Company's shareholders than with those of management.  Although the Board does not necessarily object to combining the roles of Chairman of the Board and Chief Executive Officer (“CEO”), the Board has chosen not to combine those positions because it believes that Mr. Foster's depth of experience and his detachment from management make Mr. Foster the best qualified individual to serve as Chairman of the Board.  Since the Chairman of the Board and CEO roles are not combined, there is no need for a "lead outside director" position.

Board's Role in Risk Oversight

The Board is actively involved in overseeing risk management.  Operational and strategic presentations by management to the Board include consideration of the challenges and risks to the Company's business, which are discussed by the Board and management.  The Board also reviews and discusses management reports which specifically address risk topics.  The CEO, assisted by senior management, is the "risk officer" responsible for managing and mitigating the Company's risks.

In addition, each of our Board's Committees considers risks when relevant to areas within its jurisdiction.  For example, the Audit Committee periodically requests that management address critical accounting issues and then considers the impact these issues may have on the Company's financial position and risk profile.  The Audit Committee also assesses the adequacy of internal controls.  The Compensation Committee develops executive compensation programs with a view toward providing incentives that are aligned with key performance results, without encouraging excessive risks.  On an annual basis, the Nomination and Governance Committee oversees risk by reviewing the structure and function of the Board's Committees.

The directors regularly have attended shareholders’ meetings without a formal policy on attendance, and the Company does not believe a formal policy is required.  In 2011, each director then serving on the Board attended the 2011 annual shareholders’ meeting.  All of the directors attended at least 75% of the meetings of the Board and the committees on which they served in 2011.

Diversity

Although not part of any formal policy, our goal is to maintain a diverse Board, with directors possessing complementary skills and experiences who together can address the issues which affect our Company.

Communications with Directors

Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-management directors as a group may do so by writing to L.B. Foster Company, 415 Holiday Drive, Pittsburgh, PA  15220, Attn:  Chairman of the Board or Attn:  Outside Directors.  The Secretary of the Company shall review all such correspondence and shall regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deal with the functions of the Board or committees thereof or that otherwise requires the Board's attention.  Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence.  Concerns relating to accounting, internal controls or auditing are directed to the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.

Board Committees

The Board has three standing committees:  the Audit Committee, the Compensation Committee and the Nomination and Governance Committee, each of which is comprised of independent directors, as defined by applicable Securities and Exchange Commission (“SEC”) and NASDAQ rules.  Each of the committees has a written charter approved by the Board.

Audit Committee

The Audit Committee is composed of Ms. Owen (Chairman), Mr. McIlroy and Ms. Rowland.  The Board has designated Ms. Owen as the Audit Committee's “financial expert” under applicable rules of the SEC.

The Audit Committee, which held nine meetings (four of which were telephonic) during 2011, is responsible for overseeing, with management, the work and findings of the independent registered public accounting firm, as well as the effectiveness of the Company’s internal auditing department, the adequacy of our internal controls and the accounting principles employed in financial reporting.  The Audit Committee also is responsible for the appointment and compensation of our independent registered public accounting firm.  The Audit Committee’s Charter is posted on the Company’s website, www.lbfoster.com.

Compensation Committee

The Compensation Committee is composed of Messrs. Rackoff (Chairman), McKane and McIlroy.

The Compensation Committee, which met on six occasions (one of which was a telephonic meeting) in 2011, is responsible for reviewing and recommending for approval significant employee benefit programs, officer compensation, reviewing certain organizational changes and granting equity awards to employees.

The Compensation Committee makes decisions regarding executive compensation and these decisions are then generally ratified by the Board.  The Compensation Committee itself, however, grants equity awards to employees under the Omnibus Plan, (see pages 24-26).  The Compensation Committee’s Charter is available at the Company’s website, www.lbfoster.com.  The Compensation Committee does not delegate its authority to any third-party.

The Compensation Committee currently uses a "Comparator Group" of sixteen similarly-sized companies, identified in the Compensation Discussion and Analysis on page 19, and survey data as a tool to establish competitive compensation for the Company’s executive officers.

The Compensation Committee directly retained Pay Governance, LLC to provide consulting services on the Company's executive compensation practices and appropriate levels of and structures for executive compensation.

The Compensation Committee gives significant weight to the CEO’s recommendations regarding other executive officers’ compensation; such other executive officers are not present when their compensation is being determined.  With respect to the CEO’s compensation, the Compensation Committee may solicit the Chairman of the Board’s views, but does not defer to the Chairman’s views.  The CEO is not present when his compensation is being finally determined.

Nomination and Governance Committee

The Nomination and Governance Committee is composed of Messrs. McKane (Chairman) and Rackoff and Ms. Owen.  Mr. Lee B. Foster was appointed as a member of the Nomination and Governance Committee in May 2011.  Although Mr. Foster is independent under applicable NASDAQ and SEC rules, because of his previous role as an officer of the Company, he chose to resign from the Nomination and Governance Committee to eliminate any question that all members of the Committee are independent.

The Nomination and Governance Committee, which met on four occasions (one of which was a telephonic meeting) in 2011 (Mr. Lee B. Foster attended the two meetings which occurred while he was a member of the committee), is responsible for overseeing corporate governance, proposing director nominees to the full Board, recommending which directors should serve on various Board committees and recommending who should serve as Chairman of the Board and Chairman of each of the Board’s committees.  The Nomination and Governance Committee also recommends to the full Board appropriate compensation for non-employee directors.

The Nomination and Governance Committee endeavors to maintain a diverse Board consisting of individuals who are financially literate and whose experiences and backgrounds will enable the Board to provide meaningful counsel to and oversight of management.  The Nomination and Governance Committee seeks to recommend, to the full Board, nominees who will create and maintain a Board that satisfies applicable legal and regulatory requirements.  In support of these goals, the Nomination and Governance Committee oversees the directors' continuing education, which includes seminars focused on strategic and governance issues and discussions with outside advisors.  The Nomination and Governance Committee, with the Chairman of the Board, oversees an annual evaluation of the Board's performance.  The Nomination and Governance Committee’s Charter is available on the Company’s website, www.lbfoster.com.

In selecting nominees for election to the Board, the Nomination and Governance Committee will consider submissions from shareholders.  The Nomination and Governance Committee will consider shareholder recommended nominees with the same weight as other nominees. A shareholderwishing to recommend a nominee may notify the Company’s Secretary or any member of the Nomination and Governance Committee in writing and provide whatever supporting material the shareholder considers appropriate and any information the Board may reasonably request to enable it to evaluate the nominee and formulate a recommendation to the shareholders with respect to such nominee.  Submissions should be sent to the Company’s principal executive offices, 415 Holiday Drive, Pittsburgh, PA  15220, ATTN:  Secretary.  Please see “Additional Information” on page 39 for the applicable deadlines for submitting proposals relating to director nominations.

The Nomination and Governance Committee determines appropriate levels of compensation for our outside directors by reviewing surveys and data from other publically traded companies and conferring with other directors to obtain information on competitive compensation practices and uses this information as a tool to determine appropriate levels of director compensation.  The Nomination and Governance Committee then exercises its subjective judgment and makes recommendations to the Board for ratification by the full Board.  The Nomination and Governance Committee does not delegate its responsibilities to any third-party.

Special Committee

During 2011, a special committee of the Board was formed to assist the Board in searching for a CEO to replace Mr. Hasselbusch.  The Special Committee, met on sixteen occasions (seven of which were telephonic meetings) to discuss and interview potential candidates.  The Special Committee was composed of Messrs. Foster, McIlroy and Rackoff and Ms. Owen.

Code of Conduct and Ethics

The Company adopted a policy on the code of conduct and ethics that applies to all the Company’s directors, officers and employees, including its CEO, chief financial officer and chief accounting officer.  We have posted a current copy of the policy, titled “Legal and Ethical Conduct Policy”, on our website, www.lbfoster.com.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors, and none are present or past employees or officers of the Company or any of its subsidiaries.  No member of the Compensation Committee has had any relationship with the Company requiring disclosure under Item 404 of the SEC’s Regulation S-K.  The Company’s executive officers have not served on the Board or Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officers have served on the Company’s Board or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and NASDAQ.  Officers, directors and beneficial owners of greater than 10% of Company shares are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, we believe that allfiling requirements applicable to our officers and directors and 10% beneficial owners were met through December 31, 2011, except for untimely filings of Form 4's for Gregory W. Lippard and Peter McIlroy II.

Ownership Guidelines For Outside Directors

Within five years of first being elected to the Board, the Company's outside directors are expected to own Company common stock valued at least three times their respective annual cash compensation for services as a director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis is divided into three parts.  The first part, Summary of 2011 Compensation Arrangements, provides a brief summary of the Company’s executive compensation program, 2011 business performance highlights and how this performance led to compensation decisions during the year.  The second part, entitled Overview of Compensation Framework, reviews in greater detail considerations in determining executive pay, as well as the key elements of executive compensation at the Company.  The third part, discusses the Company's Other Compensation Practices for the NEOs.  In 2011, our NEOs were:

•

Mr. Stan L. Hasselbusch:  President and Chief Executive Officer ("CEO")5

•

Mr. David J. Russo:  Senior Vice President (“Sr VP”), Chief Financial and Accounting Officer (“CFO” and “CAO”) & Treasurer

•

Mr. Konstantinos Papazoglou:  Vice President, Friction Management

•

Mr. Donald L. Foster:  Senior Vice President, Construction Products

•

Mr. David R. Sauder:  Vice President, Global Business Development

Summary of 2011 Compensation Arrangements

The Company's executive compensation program is balanced, reasonable and helps retain the best talent available.  In designing our plans, we use judgment and discretion and do not use highly leveraged incentives that drive risky short-term behavior.

The Compensation Committee (the “Committee”) has developed a compensation philosophy that serves as the framework of the Company’s executive compensation program for all executives, including the NEOs and places emphasis on performance based incentive compensation components that reward our executives only when they deliver value to our Company and our shareholders.  The Committee's philosophy is applied to design compensation programs that attract and retain talented executives, to “pay-for-performance” by rewarding for the achievement of targeted financial and operating results and for the creation of shareholder value.  The emphasis of the Company’s compensation program in 2011 was on incentive arrangements that reward executives for achieving Operating Unit Pre-Tax Income6, Corporate and Operating Unit

5	Mr. Hasselbusch retired effective February 1, 2012.

6

“Operating Unit Pre-Tax Income” means the pre-tax income with respect to an Operating Unit for the Fiscal Year, determined in accordance with generally accepted accounting principles, including 100% of the applicable LIFO charge or credit but excluding:  (i) any adjustments included in pre-tax income related to the Dakota Minnesota and Eastern Railroad Corporation ("DM&E") arising from or in connection with the 2007 merger of the DM&E; (ii) all gains or losses arising from sales of capital assets when the sale or purchase price for an individual asset exceeds $100,000; (iii) all expenses, costs, profits, losses or gains (exclusive of executive travel) attributable to (a) the sale (or attempted sale), other than sales of inventory in the ordinary course of business, of more than 25% of the assets of an “Operating Unit” or 50% of the assets of a Component in the Fiscal Year, or (b) the acquisition, or unsuccessfully attempted acquisition, of a business in 2011 for a gross purchase price of more than $1M; (iv) the costs of the Plan; and (v) investment income or losses arising from non-operating investments of cash pursuant to the Company’s investment policy.  Notwithstanding the foregoing, in the event more than 25% of the assets of an Operating Unit or 50% of the assets of a Component are sold, excluding sales of inventory in the ordinary course of business, during the Fiscal Year, such Operating Unit’s or Component’s, as applicable, Plan target and Actual Pre-Tax Income shall be eliminated from all calculations.

Working Capital as a Percent of Sales,7 Corporate Return on Invested Capital (“ROIC”8) and Corporate and Operating Unit Adjusted EBITDA9 goals as well as appreciation in the Company stock price.  In 2011, the Company continued to face challenges related to the slow economic recovery.  Despite these economic conditions, the Company achieved the following positive results:

•

Revenues of $590.9M grew by 24.4% over 2010

•

Pre-tax income of $33.9M grew by 3.7% over 2010

•

Cash generated from operations was $30.7M

•

Achieved a return on invested capital of 11.5%

•

Successfully completed the acquisition of Portec Rail Products, Inc. (“Portec”)

As a result, our NEOs earned cash incentive payouts under the Company’s 2011 Executive Annual Incentive Compensation Plan ("2011 Annual Plan") that, with one exception, exceeded the target level.  Our NEOs also earned shares of Company stock under our performance share program at approximately 59% of target for the 2009-2011 performance period, as a result of our ROIC over the three year period of 12.73% falling below the 16% needed to earn a target award.  In most cases, executives will hold these shares of stock as expected by our Stock Ownership Policy (see page 28).

To emphasize the importance of “pay-for-performance” in our compensation philosophy and culture, the Committee has developed incentive arrangements based on rigorous performance standards.  As more fully described on pages 21-23, the Company's 2011 Annual Incentive Plan was based on achievement of Operating Unit Pre-Tax Income, Corporate and Operating Unit Working Capital as a Percent of Sales, Corporate ROIC and Corporate and Operating Unit Adjusted EBITDA goals.  The Committee believes that achieving these performance standards positively influences shareholder value under the Company's Long-Term Incentive Plan (shareholder approved 2006 Omnibus Incentive Plan as amended and restated May 18, 2011).  We grant shares of stock, of which 75% are performance based and may be earned based upon the performance of the Company over a three year period.  The remaining 25% of the shares time vest after the fourth year following the grant date, which the Committee believes promotes the retention of our executive team.  Shares earned or

7

”Corporate and Operating Unit Working Capital as a Percentage of Sales” means with respect to the Corporation or, as applicable, for an Operating Unit, for the Fiscal Year, the average monthly balances of Inventory and Accounts Receivable less the average monthly balances of Accounts Payable and Deferred Revenue divided by annual net sales.

8

“Corporate ROIC” under the 2011 Annual Plan means, with respect to the Company for the Fiscal Year: (A) after tax earnings from continuing operations before interest income and interest expense and amortization charges and any costs recognized related to a purchase accounting step up in the basis of tangible or intangible assets not classified as amortization (tax affected using the effective corporate tax rate) and excluding: (i) all adjustments related to the DM&E arising from or in connection with the 2007 merger of the DM&E; (ii) all gains or losses arising from sales of capital assets when the gross sale or purchase price for an individual asset exceeds $50,000; and (iii) all expenses, costs, profits, losses, gains, attributable to (a) the sale, excluding sales of inventory in the ordinary course of business, of more than 25% of the assets of an “Operating Unit” or, more than 50% of the assets of a Component, or (b) the acquisition, or unsuccessfully attempted acquisition, of a business in 2010 for a gross purchase price exceeding $1M (exclusive of executive travel and other internal executive acquisition costs), divided by (B) an average of month end total assets less the sum of cash, marketable securities and non-interest bearing current liabilities, determined in accordance with generally accepted accounting principles.  ROIC shown includes Portec Rail Products, Inc. while the ROIC shown on page 22 excludes Portec Rail Products, Inc.

9

"Adjusted EBITDA" (Earnings before interest, taxes, depreciation and amortization) shall mean with respect to the Corporation or, as applicable, for an Operating Unit, for the Fiscal Year (a) income from continuing operations excluding certain items detailed below; (b) plus income tax expense; (c) plus interest expense; (d) minus interest income; (e) plus depreciation expense; (f) plus amortization expense; and (g) plus any costs recognized related to a purchase accounting step up in the basis of tangible or intangible assets not classified as amortization.  Excluded items are: (i) Any adjustments included in income from continuing operations related to the Dakota Minnesota and Eastern Railroad Corporation ("DM&E") arising from or in connection with the 2007 merger of the DM&E; (ii)  all expenses, costs, profits, losses or gains(exclusive of executive travel) attributable to (a) the sale (or attempted sale); other than sales of inventory in the ordinary course of business, of more than 25% of the assets of an "Operating Unit" or 50% of the assets of a Component in the Fiscal Year, or (b) the acquisition, or unsuccessfully attempted acquisition, of a business in 2011 for a gross purchase price of more than $1.0 million.  Notwithstanding the foregoing, in the event more than 25% of the assets of an Operating Unit or 50% of the assets of a Component are sold, excluding sales of inventory in the ordinary course of business, during the Fiscal Year, such Operating Unit's or Component's, as applicable, Plan Target and Actual Adjusted EBITDA shall be eliminated from all calculations.

vested are subject to the Company’s Stock Ownership Policy which requires each executive to own shares whose value equals a multiple of the executive’s base salary.

In 2011, the Committee’s independent consultant, Pay Governance LLC (“Consultant”), prepared an assessment to determine the alignment of the aggregate compensation awarded to our CEO for the prior three years in relation to the performance of the Company relative to the Company’s Comparator Group.  The Consultant determined that the CEO’s realizable compensation ranked within the third quartile of the Comparator Group's composite performance, defined as the relative ranking of pre-tax income, ROIC and total shareholder return, and the Company's performance also ranked within the third quartile of this group.  The Committee evaluated this information and concluded that the Company’s relative performance was consistent with the relative value of compensation paid to the CEO.

Other notable highlights of our executive compensation program include:

•

Both the 2011 Annual Plan and the Long-Term Incentive Plan provide the Committee with the discretion to recoup previously paid awards if financial results are restated or adjusted;

•

The Company provides officers with change-in-control severance agreements that contain no single triggers or tax gross-ups and are limited to two years of compensation and benefits in the event of a qualifying change-in-control; and

•

Both the 2011 Annual Plan and the Long-Term Incentive Plan are designed and administered to preserve the deductibility of NEO compensation under Internal Revenue Code (“IRC”) Section 162(m).

*          *          *          *          *

Determining the Company’s Chief Executive Officer's Compensation

Historically and for 2011, at the beginning of each year, the CEO develops the objectives that he believes need to be achieved for the Company to be successful, which he then reviews with the Committee.  The Committee then independently sets incentive goals and compensation levels which are recommended to the Board for their review and approval.  These objectives are derived largely from the Company’s annual financial and strategic planning sessions, during which in-depth reviews of the Company’s growth opportunities are analyzed and goals are established for the upcoming year.  The CEO does not participate in the final determination of his own compensation.

The Committee normally adjusts the salary of the CEO based upon its assessment of the CEO’s performance, while taking into account the health of the Company and its various markets.  The Committee may also solicit recommendations and insights regarding the CEO’s performance from the Chairman of the Board.

Mr. Hasselbusch’s salary for 2011 was $525,211.  Mr. Hasselbusch’s 2011 Annual Plan cash award was calculated as described in the 2011 Annual Plan on pages 21-23.  As a result, Mr. Hasselbusch earned an annual cash incentive payout of $438,065, which represented 111.2% of his target award opportunity and is included in the Summary Compensation Table on page 32.

Similarly, Mr. Hasselbusch’s long-term incentive equity award was targeted, consistent with prior years, at $500,000, with shares awarded in accordance with the Company’s Long-Term Incentive Plan and further described on pages 24-25.

In addition, a special performance share grant was made to Mr. Hasselbusch to measure the performance of the integration of the previously acquired Portec businesses over the one year period from January 1, 2011 through December 31, 2011.  The Portec business achieved an adjusted EBITDA (“Portec EBITDA”)10 of 97.3% of the target.  As a result, Mr. Hasselbusch earned a payout of 1,436 shares of stock.

Mr. Hasselbusch retired effective February 1, 2012.  Mr. Robert P. Bauer became President and CEO of the Company effective February 1, 2012.  Members of the search committee of the Board, the Committee and the Consultant designed and recommended the compensation package offered to Mr. Bauer which was approved by the Committee and the Board and is described on pages 29-30.

Determining Compensation for Other Named Executive Officers

Each of the other NEOs is a leader of an individual business or function of the Company.  As part of the executive management team, they report directly to the CEO, who develops the objectives that each individual is expected to achieve, against which the executive officer's performance is assessed.  These objectives are reviewed with the Committee at the beginning of each year and are derived largely from the Company’s annual financial and strategic planning sessions in which the other NEOs participate and the Board reviews.  The CEO leads the assessment of each NEO’s individual performance against the objectives, the Company’s overall performance and the performance of the NEO's business or function.  The CEO makes a compensation recommendation to the Committee for each NEO, with the advice of the Company’s VP, Human Resources.  The NEOs do not participate in the final determination of their own compensation.

Using proxy data from the Comparator Group, compensation surveys and, at times, the input of the Consultant, the Committee determines competitive compensation levels for the NEOs and the remaining executive officers of the Company.  As with the CEO, the NEOs' compensation consists of three major components:  base compensation, an annual cash incentive and long-term incentive in the form of equity awards.

Determination of base salaries for the other NEOs other than the CEO is described further on page 20.  As with the CEO, the annual cash incentive awards for the other NEOs were determined in accordance with the 2011 Annual Plan as described on pages 21-23 and their long-term incentive equity awards were granted under the Long-Term Incentive Plan, as described on pages 24-25.

Results of 2011 Shareholder Vote on Named Executive Officer Compensation

In May 2011, we held a shareholder advisory vote on the compensation paid to our NEOs.  Our shareholders overwhelmingly approved the compensation of our NEOs, with over 93% of shareholder votes cast in favor of our say-on-pay resolution.  As we evaluated our compensation policies and practices throughout the remainder of 2011 and early part of 2012, in connection with the Committee's determination of 2012 executive compensation, we were mindful of the strong support our shareholders expressed for our pay-for-performance philosophy, which is designed to link the compensation

10

"Portec EBITDA" (Earnings before interest, taxes, depreciation and amortization) shall mean for any period (a) income from continuing operations excluding certain items detailed below; (b) plus income tax expense; (c) plus interest expense; (d) minus interest income; (e) plus depreciation expense; (f) plus amortization expense; and (g) plus any costs recognized related to a purchase accounting step up in the basis of tangible or intangible assets not classified as amortization.  Excluded items are: (i) all expenses, costs, profits, losses or gains (exclusive of executive travel and other executive acquisition costs) attributable to (a) the sale; other than sales of inventory in the ordinary course of business, of more than 25% of the assets of an "Operating Unit" or 50% of the assets of an “Operating Unit” or 50% of the assets of a Component in the Fiscal Year, or (b) the acquisition, or unsuccessfully attempted acquisition, of a business in 2011 for a gross purchase price of more than $1.0 million.  Notwithstanding the foregoing, in the event more than 25% of the assets of an Operating Unit or 50% of the assets of a Component are sold, excluding sales of inventory in the ordinary course of business, during the Fiscal Year, such Operating Unit's or Component's, as applicable, Target and Actual Adjusted EBITDA shall be eliminated from all calculations.

paid to our NEOs (and other executive officers) to the Company's financial performance and shareholder value.  Accordingly, the Compensation Committee decided to retain our general approach to executive compensation, with an emphasis on performance-based incentive compensation components that reward our executives only when they deliver value to the Company and our shareholders.

Overview of Compensation Framework

The Company attempts to attract and retain talented and qualified executives through the use of compensation programs that are balanced and competitive.  The Committee pursues this goal through its recommendations for executive officer compensation, which are then reviewed and ultimately approved by the Board.  The Committee’s compensation philosophy is to align compensation with Company performance by rewarding initiative and positive financial and operating results, while being mindful of the current business climate.  Unless otherwise indicated, all Committee actions or determinations have been approved by the Board.

The Committee aligns executive officer compensation with the Company’s performance to drive short-term achievement and create long-term shareholder value.  Measures have been constructed to drive consistent behavior and balance short and long-term interests.  Annual measures are a mix of factors to avoid over-emphasizing any single measure.  A significant portion of executive officers’ potential compensation is variable and earned under incentive plans that are based on the Company’s performance and the value delivered to the Company’s shareholders.

Pay-for-Performance Evaluation

In order to test the alignment of officer compensation and Company performance, in 2011 the Committee’s Consultant examined the relationship of the CEO’s compensation and Company performance relative to the CEO compensation and Company performance of a Comparator Group of sixteen similarly-sized companies.  Performance was defined as the relative ranking of the following three performance metrics:

•

Growth in pre-tax income;

•

Return on invested capital; and

•

Total shareholder return (stock price appreciation plus dividends).

The Consultant evaluated each performance metric independently relative to the comparator companies for the three year period 2008-2010 (most current available data).  The relative ranking of each performance metric was averaged to form a performance composite ranking.  Similarly, the consultant calculated the CEO’s realizable compensation over the same three year period.  Realizable compensation includes:

•

Base salary;

•

Actual annual cash incentive paid;

•

Time vested restricted stock awards granted during the three year period 2008-2010 and valued at the year end 2010 stock price; and

•

Performance shares granted during the three year period 2008-2010 that were earned or expected to be earned and valued at the year end 2010 stock price.

The Company’s relative performance composite ranking and the CEO’s realizable compensation was aligned with the Comparator Group companies as follows:

•

Company's performance composite:  third quartile (67th percentile)

•

CEO realizable compensation:  third quartile (75th percentile)

Pay-for-Performance Alignment
Board/Shareholder Concerns:
Below Median Performance
Above Median Compensation
Executive Concerns:
Above Median Performance
Below Median Compensation
Peer 1
Peer 2
Peer 3
Peer 4
Peer 5
Peer 6
Peer 7
Peer 8
Peer 9
Peer 10
Peer 11
Peer 12
Peer 13
Peer 14
Peer 15
Peer 16
FSTR
100%
75%
50%
25%
0%
Relative Realizable Compensation Percentile
(Three-Year Aggregate Realizable Compensation)
0%
25%
50%
75%
100%
Three-Year (2008 - 2010) Composite Performance Percentile

The Committee evaluated this information and concluded that the Company’s relative performance was consistent with the relative value of compensation paid to the CEO.

Consideration of Risk Within Compensation Arrangements

In designing incentive plans, the Committee attempts to mitigate risk by avoiding unintended compensation results.  Special attention is devoted to avoiding incentives to engage in excessively risky business behavior.  When making decisions on its recommendations for executive compensation, the Committee takes into account the executive’s entire compensation package.  While the Committee has not established any policy on allocating an executive’s total compensation package between current year and long-term compensation or between cash and equity, the Committee attempts to structure its executives’ compensation into a competitive package that aligns total compensation with corporate performance.  Both the 2011 Annual Plan and the Long-Term Incentive Plan were designed to provide opportunities for increased executive compensation for greater performance.

The Committee considers the performance criteria that should be included under Annual and Long-Term Incentive Plans to mitigate the risk that executives will achieve short-term performance while not focusing on the creation of shareholder value.  To avoid placing too much focus on achieving short-term results, the annual cash incentive award is not a disproportionate share of executive compensation.

The Committee has considered whether other elements of the executive compensation program promote risk taking at levels that are unacceptable to the Company.  The Committee considered the following factors related to risk:

•

Compensation philosophy that targets salaries and incentives at the market median;

•

The use of a capital-based performance metric, ROIC, which holds executives accountable for the efficient use of Company capital;

•

Short-term cash incentive awards that are capped at 200% of target;

•

Long-term equity incentives allocated to two separate vehicles with a performance or vesting period of at least three years in length;

•

Stock Ownership Policy; and

•

Incentive Compensation Recoupment Policy.

The Committee believes that the above factors as well as the overall governance and administration of the executive compensation program serve to manage risk in a manner that is acceptable to the Company and its shareholders.

The Use of Market Compensation Data

The Committee's objective is to pay executives fairly and competitively.  Executive pay is measured against a Comparator Group, as well as other market data (described below), to confirm that compensation is within the range of competitive practices.

Each year, to assist in its compensation decisions, and to determine market rates for overall compensation and each pay component, the Committee reviews market data drawn from the following sources:  (i) surveys from Towers Watson; and (ii) the compensation practices of the Comparator Group.

Due to the Company’s product mix and distinct manufacturing and distribution businesses, the Committee does not believe the Company has true “peers” among publicly-traded organizations. Accordingly, the Committee uses certain publicly-traded companies that were, in some respect, comparable to the Company.  These companies were selected based on the following criteria:  (i) revenues ranging from $200M to $800M; (ii) assets ranging from $100M to $600M; (iii) Market capitalization ranging from $100M to $600M; (iv) Gross margin less than 25%, likely indicating a distribution business element; and (v) Industry Sector: Materials and Industry.

In 2011, the Committee approved the following Comparator Group:  A.M. Castle & Co., Circor International, Inc., NN, Inc., Olympic Steel, Inc., Greenbrier Companies, Inc., American Railcar Industries, Inc., Lawson Products, Inc., Haynes International Inc., Skyline Corp., Insteel Industries, Houston Wire & Cable Co., RBC Bearings, Inc., DXP Enterprises, Inc., Synalloy Corp., Sterling Construction Co., Inc. and Alamo Group, Inc.

Role of the Compensation Committee in Establishing Objectives

The Company's executive compensation program is intended to create long-term value by retaining and rewarding outstanding leaders and motivating them to perform at the highest level.  Incentives are aligned to reward financial and operating performance.  After considering the pay practices of other organizations (Comparator Group and compensation surveys described above), the Committee exercises its judgment in making decisions on executive compensation components, including the amount and the allocation of compensation.  The Committee annually reviews and, if appropriate, adjusts the compensation components based on market and business conditions.

The Committee believes that a significant portion of an executive’s compensation should be delivered through performance-based incentive compensation components.  The Committee uses annual and tri-annual financial performance metrics and goals as the basis for motivating and rewarding executives and aligning compensation with the performance of the Company.  In addition, the Committee believes that an increase in the Company’s stock price is the best means of rewarding shareholders and executives over the long-term.

If the Company’s performance exceeds our goals and expectations, the incentive plans pay above the targeted level.  If the Company’s performance falls below our goals and expectations, the incentive plans pay below the targeted level, or pay nothing if threshold performance is not met.  Both 2011 Annual Plan and Long-Term Incentive Plans include payout limits to prevent excessive payments if goals prove to be too conservative.

Potential compensation is allocated between each compensation element as follows:

		Fixed(1)	Variable(2)
Executive	Year	Cash Base Salary	Cash Target Annual Incentive	Long-Term Target Equity Compensation
Stan L. Hasselbusch	2011	37%	28%	35%
David J. Russo	2011	46%	26%	28%
Konstantinos Papazoglou	2011	54%	22%	24%
Donald L. Foster	2011	46%	23%	31%
David R. Sauder	2011	54%	22%	24%

(1)   Includes base salary earned in 2011 as disclosed in the Summary Compensation Table on page 32.

(2)   Percentages calculated based on salary disclosed in the Summary Compensation Table on page 32, with the annual and long-term incentives being targets; excludes special awards provided to Messrs. Hasselbusch, Sauder and Papazoglou.

Compensation Elements

Executive officers’ compensation includes base salary, annual cash incentive awards, and long-term equity awards.

Base Salary

Base salaries are established after considering compensation data from the Comparator Group and other similarly sized organizations as disclosed in the compensation surveys, with reference to the fiftieth percentiles derived from this data.  The NEOs are reviewed annually for merit based increases.  The Company believes that a single review date promotes more accurate assessments of its executives’ relative performances and provides a more direct link to the impact that individual performance has on the Company’s overall performance in a given year.  For 2011, the NEO’s were given merit increases of between 2.7% and 5.7%.

2011 Executive Annual Incentive Compensation Plan

The Committee annually establishes performance criteria under the 2011 Annual Plan which is a cash incentive program designed to provide performance-based compensation that retains the tax deductibility of short-term incentive awards.  The program’s objective is to align the Company's executives’ compensation with the achievement of performance goals that support the Company's business strategy.  The Committee approved the 2011 Performance Measures and Goals under which annual cash incentive awards for 2011 were based:

•

Operating Unit Pre-Tax Income

•

Corporate and Operating Unit Working Capital as a Percent of Sales

•

Corporate ROIC

•

Corporate and Operating Unit Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

For 2011, the Committee replaced inventory turnover with working capital as a percentage of sales, believing that such metric would more specifically measure key goals for 2011.

A participant’s base salary is multiplied by a target percentage to obtain a target award.  Based on market studies, the target opportunity as a percentage of base salary for each of the NEOs was increased in 2011 by the Committee to better align with market.  For the 2011 Annual Plan, each NEO was assigned the following target opportunity as a percent of base salary:

Name	Target Percentage
Stan L. Hasselbusch	75%
David J. Russo	55%
Konstantinos Papazoglou	40%
Donald L. Foster	50%
David R. Sauder	40%

The table below illustrates the 2011 performance measures and weighting assigned to each measure for each NEO:

	Metric	Stan L. Hasselbusch	David J. Russo, and David R. Sauder	Konstantinos Papazoglou	Donald L. Foster
Financial Performance Awards	Corporate ROIC	10%	10%	--	--
	Corporate Adjusted EBITDA	30%	35%	30%	20%
	Operating Unit Pre-Tax Income	--	--	--	50%
	Working Capital as a % of Sales	20%	20%	--	30%
	Operating Unit (Portec) Adjusted EBITDA	40%	35%	70%	--

Payments relative to achieving the financial performance goals were adjusted upward or downward based on the actual attainment of targeted pre-tax income, working capital as a % of sales, ROIC and Adjusted EBITDA.  Targeted financial performance goals were expected to be achieved, but with it becoming progressively more difficult to achieve higher levels:

Target Corporate ROIC Multiplier

ROIC Achieved	Corporate Multiplier
15% and Over	200%
14.4%	167%
13.2%	133%
11.75%	100%
11.0%	73%
10.3%	47%
9.4%	20%
Less than 9.4%	0%

In 2011, actual Corporate ROIC of 11.48% was achieved resulting in a Corporate Multiplier of 90.3% of target for the ROIC metric.

Target Operating Unit Pre-Tax Income Multiplier

% of Target Pre-Tax Income Achieved	Operating Unit Multiplier
170% or over	200%
160%	185%
150%	175%
140%	160%
130%	145%
120%	130%
110%	115%
100%	100%
90%	84%
80%	68%
70%	52%
60%	36%
50%	20%
Less than 50%	0%

The Operating Unit Pre-Tax Income, excluding interest income and acquisition costs, target was $11.7M for 2011 for the Construction Products business that Mr. Foster manages.  Actual Operating Unit Pre-Tax Income, excluding interest income and acquisition costs, of $14.5M was achieved in 2011 resulting in a payout of 134.6% of target.

Target Working Capital as a % of Sales Multiplier

Average Working Capital as a % of Sales Achieved as a Percent of Target	Corporate or Operating Unit Multiplier
86.21% and under	200%
88.74%	175%
91.28%	150%
94,32%	130%
97.36%	115%
100.0%	100%
102.94%	80%
106.49%	60%
110.04%	40%
Greater than 110.04%	0%

Actual Working Capital as a % of Sales Achieved in 2011 exceeded target at 87.6% (lower is better) , resulting in a payout of 185.9% of target.  For the Construction Products business that Mr. Foster manages Actual Working Capital as a % of Sales Achieved in 2011 was 89.7% of target, resulting in a payout of 165.5% of target

Corporate or Operating Unit Target EBITDA Multiplier

% of Target Adjusted EBITDA Achieved	Corporate or Operating Unit Multiplier
170% or over	200%
160%	185%
150%	175%
140%	160%
130%	145%
120%	130%
110%	115%
100%	100%
90%	84%
80%	68%
70%	52%
60%	36%
50%	20%
Less than 50%	0%

The Operating Unit (Portec) EBITDA target for 2011 was $18.1M.  Actual EBITDA was $17.7M, which was 97.3% of target resulting in a payout of 95.7% of target.  The Corporate EBITDA target for 2011 was $52.7M.  Actual EBITDA was $49.1M, which was 93.2% of target resulting in a payout of 89.1% of target.

2012 Executive Annual Incentive Compensation Plan

The Committee approved the 2012 Performance Measures and Goals under which the 2012 Executive Annual Incentive Compensation Plan (“2012 Annual Plan”) payments for 2012 will be based upon the extent to which consolidated and/or individual operating units approach or surpass applicable thresholds. The Committee approved the following incentive metrics for 2012:

•

Corporate ROIC

•

Corporate and Operating Unit Pre-Tax Income

•

Operating Unit Return on Assets

•

Corporate and Operating Unit Working Capital as a Percent of Sales

As with prior years, the Committee will exclude certain expenses related to possible acquisitions because the Committee neither wishes to penalize executives for exploring acquisition opportunities nor to include acquisition results in the calculation of 2012 results.

The Committee believes that the 2012 Annual Plan and the Long-Term Incentive Plan together create competitive short-term rewards while providing appropriate and consistent long-term incentives.

Long-Term Incentive Plan

In 2011, the Committee approved annual grants of equity to each NEO.  This program consists of two components:  time vested restricted stock and performance share units.  The program provides NEOs with an incentive to remain with the Company, provides a means for executives to build ownership in the Company and aligns the value of awards with the Company’s long-term financial performance.

Approximately 25% of the long-term incentive value was distributed through the issuance of time vesting restricted shares, which will vest in 2015 on the date of the fourth anniversary of the grant.  A value of $40.25 per share (the average closing price of the Company’s common stock during the last 15 trading days of February 2011) was used to determine the number of shares to grant each executive.  The time vested restricted stock grant recognizes the cyclicality of the Company's markets, promotes executive retention and builds ownership in the Company.  Restricted stock also aligns NEO compensation and Company performance by making some of the incentive opportunity dependent upon appreciation of shareholder value.

The remaining 75% of a NEO’s potential long-term incentive award was distributed through performance share units, valued in the same manner as the restricted stock.  The performance share units for the performance period from 2011-2013 will be converted into Company common stock based upon the Company’s average ROIC over the three year performance period.  The performance share units were designed to align compensation and Company performance by making the NEOs' long-term incentive compensation over each three year performance period based upon the Company’s ROIC11.  A new three year performance period begins at the start of each year, creating overlapping three year performance periods.

11

For purposes of the three year performance period 2011-2013, ROIC for each year means:  (a) after tax earnings from continuing operations before interest income and interest expense and amortization charges (tax affected using the effective corporate tax rate) and excluding all “Milestone Payments” or other amounts, if any, paid to the former shareholders (and their respective successors and assigns) of the DM&E arising from or in connection with the 2007 merger of the DM&E, divided by (b) an average of month end total assets less the sum of cash, marketable securities and non-interest bearing current liabilities, determined in accordance with generally accepted accounting principles.

In 2011, the Committee approved a target long-term incentive value to be allocated to the two long-term incentive vehicles (performance share units and restricted shares) for each executive as follows:

Name	Target ($)

Stan L. Hasselbusch	$500,000
David J. Russo	$160,000
Konstantinos Papazoglou	$100,000
Donald L. Foster	$160,000
David R. Sauder	$100,000

The target value used in 2011 for the 2011-2013 performance share unit awards was 14% for Corporate ROIC, a reduction of 2% from previous year targets of 16%.  This reduction was made to recognize lower cost of capital in the prevailing financial and economic environment.  For more information regarding the 2011 performance share unit and restricted share awards granted to the Company's NEOs, see the "Grants of Plan Based Awards in 2011" table on page 33.

2012 LTIP Awards

The Committee determined that ROIC is a performance measure well aligned with our shareholders’ interests and has decided to continue to use ROIC as a performance metric for the performance period 2012-2014.  In addition, a new metric measuring relative total shareholder return (“TSR”) will be introduced.  In calculating potential awards, ROIC will be weighted at 75% and TSR at 25%.  The Committee believes that this will further help align the interests of management with the shareholders.  The Committee selected the Comparator Group listed on page 19 as the relevant group to use for establishing the benchmark for use in measuring relative TSR.  The Committee approved a cap such that no award may exceed the target value on the TSR portion of the LTIP payments when TSR is negative over the three year measurement period yet TSR ranks above the median of the comparator group.  The Committee also approved an average trading day stock price to be used to measure TSR over the relevant period.

On March 6, 2012, the NEOs were awarded the following restricted shares and performance share units:

Name	Target ($)	Restricted Shares	2012-2014 Performance Share Units

Robert P. Bauer[12]	$500,000	3,931	11,792
David J. Russo	$160,000	1,258	3,774
Konstantinos Papazoglou	$100,000	786	2,358
Donald L. Foster	$160,000	1,258	3,774
David R. Sauder	$100,000	786	2,358

The number of performance share units to be earned at the end of the performance period and awarded to a participant in common stock shall be determined by multiplying the participant’s performance share units by the Percent of Performance Share Units Earned that corresponds to the Company’s Average ROIC and average TSR performance compared to target for the three year performance period, weighted 75% for ROIC performance and 25% for Relative TSR performance:

12	Mr. Hasselbusch retired effective February 1, 2012.

	ROIC
Level of Performance	Average ROIC	Percent of Performance Share Units Earned
Below Threshold	Below 10.5%	0%
Threshold	Equal to 10.5%	50%
Target	Equal to 14.0%	100%
Outstanding	Equal to or Greater than 17.5%	200%

	Relative TSR
Level of Performance	Percentile Ranking	Percent of Performance Share Units Earned

Threshold	30th percentile performance	50%
Target	60th percentile performance	100%
Outstanding	90th percentile performance	200%

Special Awards Made to Certain Named Executive Officers

In 2011, the Board chose to provide additional performance and time vesting restricted shares to several of the NEOs.

In addition to the special performance share grant made to Mr. Hasselbusch as described on page 16, a similar grant was made to Mr. Sauder to measure the performance of the integration of the Portec businesses over the one year period from January 1, 2011 through December 31, 2011.  Based on the Portec EBITDA of 97.3% of the target, Mr. Sauder received 956 shares of stock.

Mr. Sauder and Mr. Foster were each granted 1,500 restricted shares in recognition of efforts made in the acquisitions of Portec and IDSI.  The retention awards will vest in equal increments annually over the four year period following the date of the grant.  The closing price of the shares was $38.46 on the date of the grant.

Mr. Papazoglou was granted 7,500 restricted shares for retention purposes and to make him whole as a result of the acquisition of Portec.  Mr. Papazoglou had previously been an executive with Portec and was elected as an officer of the Company in March 2011.  The retention award will vest in equal increments annually over the four year period following the date of the grant.  The closing price of the shares was $38.46 on the date of the grant.

Other Compensation Practices

Retirement Plans

The Company’s 401(k) and Profit Sharing Plan, a defined contribution retirement plan, qualifying under Section 401(k) of the IRC and covering all salaried employees, includes an automatic enrollment provision, two year vesting, and immediate eligibility and Company match.  In 2011, the Company matched 100% of the first 1% of the employee’s compensation; then matched 50% of the employee’s next 6% of contribution.  For 2011, the Company also made a discretionary contribution of $750,000 to the 401(k) Plan which will be shared by all participants based primarily on their respective compensation and, to a lesser extent, years of service, subject to Code limitations.  The Company’s contributions for 2011 to the 401(k) Plan for the NEOs are included in the Summary Compensation Table (see page 32).

The Company also maintains a Supplemental Executive Retirement Plan under which executive officers may accrue benefits unavailable under the 401(k) Plan because of IRC limitations.  These benefits are also included in the Summary Compensation Table.

Mr. Papazoglou is employed by a Canadian subsidiary of the Company and participates in its Canadian Simplified Pension Plan, which is similar to a defined contribution plan. Under the terms of the plan, the Company may contribute 4% of his compensation as a non-elective contribution.  For purposes of this plan, compensation includes the executive’s base salary and annual bonus.  This amount is immediately vested, but cannot be withdrawn until age 65; however, the plan does permit early retirement before age 65.  The provisions of the Canadian Simplified Pension Plan are the same for Mr. Papazoglou as they are for all non-union employees of our Canadian operation near Montreal.  The Company’s contributions for 2011 to the Canadian Simplified Pension Plan for Mr. Papazoglou are included in the Summary Compensation Table.

In addition, Mr. Papazoglou participates in the Canadian Group Registered Retirement Savings Plan, which is also similar to a defined contribution plan. Under the terms of the plan, an employee may contribute the lesser of 18% of his compensation or the maximum allowable limit set by the Income Tax Act in Canada.  Compensation includes the executive’s base salary and his annual bonus.  The Company may contribute up to 30% of the first 6% contributed by the employee.  The 30% contribution is at the discretion of management, and may be changed as long as the change is made prior to December 15th of the preceding year.  Both the employee’s contribution and the 30% employer contribution vest immediately; however, neither the employee’s contribution nor the 30% contribution can be withdrawn without penalty unless a financial hardship exists.  An employee may begin withdrawing from the plan at any time prior to the end of the calendar year in which he reaches age 71.  The provisions of the Canadian Group Registered Retirement Savings Plan are the same for Mr. Papazoglou as they are for all non-union employees of our Canadian operation near Montreal.  The Company’s contributions for 2011 to the Canadian Simplified Pension Plan for Mr. Papazoglou are included in the Summary Compensation Table.

The Company maintains these retirement plans for retention purposes and to provide a competitive opportunity for the Company's employees to obtain a secure retirement.

Employment and Severance Agreements

Except for Mr. Bauer, the Company does not provide its NEOs with formal employment agreements; however, it does have formal agreements in place that provide severance in the event of a change-in-control of the Company.  The Committee believes that providing severance in a change-in-control situation is beneficial to shareholders so that executives may remain indifferent when evaluating a transaction that may be beneficial to shareholders yet could negatively impact the continued employment of the executive.  The Company has selected its officers as participants in the Key Employee Separation Plan.  The current participants include the NEOs and the Company’s other officers.  In the event a participant’s employment terminates due to a change-in-control of the Company, each participant is to receive the participant’s base salary plus the average of the participant’s annual cash bonuses paid or due and payable over the prior three calendar years multiplied by a “Benefit Factor”.

The participants’ Benefit Factors are as follows:

Benefit Factor
Chief Executive Officer and Sr. Vice Presidents	2
Vice Presidents and Controller	1

Each participant also will be paid all amounts otherwise owed to the participant and $15,000 for outplacement services.  Medical, dental and vision insurance will be maintained for specified durations. A participant will not be entitled to these payments and benefits under the change-in-control severance agreements unless both:  (i) a change-in-control has occurred; and (ii) the participant’s employment has been terminated (involuntarily or for “good reason”, but not for “cause”).  Certain equity also may become vested upon the occurrence of a change-in-control in accordance with the provisions of the respective equity awards.

Any payment to a participant that would constitute an “excess parachute payment” within the meaning of Section 280G of the IRC will cause the payment to be reduced to an amount, expressed in present value, which maximizes the aggregate present value of the payment, without causing any payment to be subject to the limitation of deduction under Section 280G.  See the table on page 37 for estimates on the benefits the NEOs would have received if a participant was terminated on December 31, 2011, in connection with a change-in-control.

Stock Ownership Policy

The Company’s Stock Ownership Policy requires the CEO to own stock valued at least 5 times his salary.  Senior Vice Presidents are required to own stock valued at least 2.5 times their respective salaries, and Vice Presidents and the Controller are required to own stock valued at least 1.5 times their respective salaries.  The Stock Ownership Policy requires executives to retain 100% of the shares that are earned or that vest (net of tax) at any time while the value of current holdings is below the target requirement.  Shares that count toward the requirement include: vested or unvested restricted shares, earned performance unit shares, shares acquired from stock option exercises and shares acquired through employee benefit plans and shares held outright by the executive.  In cases of hardship, the CEO may recommend to the Committee, and the Committee may grant the executive, permission to sell shares even if the Policy requirement has not been met.  The Committee believes that such ownership requirements will discourage executives from taking any excessive long-term risks.

Tax Considerations

The Committee has considered the impact of the applicable tax laws with respect to compensation paid under the Company’s plans, arrangements and agreements.  In certain instances, applicable tax laws impose potential penalties on such compensation and/or result in a loss of deduction to the Company for such compensation.

IRC Section 409A.  Participation in, and compensation paid under, the Company’s plans, arrangements and agreements may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A of the IRC.  Generally, to the extent that the Company’s plans, arrangements and agreements fail to meet certain requirements under Section 409A of the IRC, compensation earned there under may be subject to immediate taxation and tax penalties.  It is the intent of the Company that its plans, arrangements and agreements will be structured and administered in a manner that complies with the requirements of Section 409A of the IRC.

IRC Section 162(m).  With certain exceptions, Section 162(m) of the IRC limits the Company’s deduction for compensation in excess of $1M paid to certain covered employees. Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the IRC.  While the Committee considers the tax impact of any compensation arrangement, the Committee evaluates such impact in light of our overall compensation objectives.  The Committee reserves the right to approve non-deductible compensation if it believes it is in the best interests of the Company’s shareholders.  Additionally, if any provision of a plan or award that is intended to be performance-based, within the meaning of Section 162(m) of the IRC, is later found to not satisfy the conditions of Section 162(m), the Company’s ability to deduct such compensation may be limited.

Right of Recovery

The Company has adopted policies regarding the adjustment or recovery of awards or payments in the event that the Company is required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement or if the performance measures upon which they are based are restated or otherwise adjusted with respect to the Executive Annual Incentive Plan, as well as all performance share units awarded under the Long-Term Incentive Plan.

Other Corporate Plans

At various times in the past, the Company has adopted certain employee benefit plans in which NEOs have been permitted to participate.  The Company also provides certain executive officers with life, long-term disability and health insurance programs.  The incremental cost to the Company of the NEOs’ benefits provided under these programs is included in the Summary Compensation Table (see page 32).  Benefits under these plans are not directly or indirectly tied to Company performance.

The Company also provides limited perquisites to the NEOs which may include cash car allowances or use of a leased car and membership in athletic or social clubs.  The Company believes that these perquisites tend to promote the Company’s image, to provide outlets for interaction between the Company’s executives and the Company’s vendors/suppliers and other business associates and/or to encourage healthy activities.  The Company’s incremental costs for these perquisites are included in the Summary Compensation Table.

New President and Chief Executive Officer Compensation

On January 17, 2012, the Board approved the hiring of Robert P. Bauer to serve as President and Chief Executive Officer, effective February 1, 2012.  Mr. Bauer, age 53, previously served from June 1, 2011 as President of the Refrigeration Division of the Climate Technologies business of Emerson Electric Co., a diversified global manufacturing and technology company.  From January 1, 2002 until May 31, 2011, Mr. Bauer served as President of Emerson Network Power, Liebert Division.

In connection with his appointment to the position of President and Chief Executive Officer, Mr. Bauer executed an Employment Agreement (the "Employment Agreement") and the Company's standard form of confidentiality, intellectual property and non-compete agreement.

The Employment Agreement is for a term of three years, provides for an initial base salary of $575,000 and generally requires Mr. Bauer to devote his entire time and attention to the business of the Company while he is employed by the Company.  Pursuant to the Employment Agreement, Mr. Bauer is also entitled to participate in the Company’s annual incentive plan, long term incentive plan, and key employee separation plan upon the terms and conditions approved by the

Compensation Committee of the Company.  Mr. Bauer received a signing bonus in the form of a restricted stock award for 66,000 shares of common stock of the Company, vesting over a four year period.  The Committee, in consultation with the Consultant, considered Mr. Bauer’s then existing long term incentive program and calculated the amount of restricted shares to be granted on a one-time basis to make Mr. Bauer whole for equity forfeited upon leaving his prior employer.  Mr. Bauer is also entitled to participate in other benefit and compensation plans and receive perquisites as are generally provided to other executives of the Company.

The Employment Agreement may be terminated by either party at any time, for any reason or no reason at all.  In the event that the Company terminates Mr. Bauer without Just Cause or if Mr. Bauer resigns for Good Reason (each as defined in the Employment Agreement), Mr. Bauer would be entitled to a lump sum severance payment of up to two years base salary and annual bonus.

Pursuant to the terms of the confidentiality, intellectual property and non-compete agreement, Mr. Bauer must assign to the Company all inventions conceived or made during his employment with the Company.  The agreement also includes certain restrictive covenants (including a covenant which generally prohibits the executive from working for any competitor of the Company for a period following their separation from employment and disclosure of confidential or proprietary information concerning the Company).

Mr. Bauer was also elected to fill the vacancy on the Board created by Mr. Hasselbusch’s retirement.

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate other Company filings, including this proxy statement, the following Report of the Compensation Committee does not constitute soliciting material and shall not be incorporated by reference into any such filings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on this review and discussion, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

William H. Rackoff, Chairman

G. Thomas McKane

Peter McIlroy II

SUMMARY COMPENSATION TABLE - 2011, 2010 and 2009

The following table sets forth information regarding compensation of the Company’s NEOs for the years 2009, 2010 and 2011:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)(3)
Stan L. Hasselbusch President and CEO	2011	$525,211	---	$463,812	$438,065	$85,720(4)	$1,512,808
	2010	$498,834	---	$502,043	$537,496	$68,230	$1,606,603
	2009	$438,000	---	$277,762	$218,194	$81,739	$1,015,695
David J. Russo, Sr VP, CFO, CAO and Treasurer	2011	$267,639	---	$129,949	$163,210	$42,241(5)	$603,039
	2010	$254,583	---	$384,345	$192,464	$40,266	$871,658
	2009	$248,333	---	$ 66,666	$ 96,820	$41,005	$452,824
Konstantinos Papazoglou VP Friction Management	2011	$223,512	---	$362,477	$ 83,796	$27,965(6)	$697,750
Donald L. Foster Sr VP Construction Products	2011	$237,833	---	$187,639	$160,303	$41,564(7)	$627,339
	2010	$225,833	---	$103,647	$116,123	$39,691	$485,294
	2009	$220,000	---	$ 66,666	$ 90,381	$44,048	$421,095
David R. Sauder VP Business Development	2011	$221,083	---	$177,354	$ 98,051	$38,408(8)	$534,896
	2010	$210,417	---	$ 60,470	$123,725	$35,948	$430,560
	2009	$205,000	---	$ 38,888	$ 62,594	$29,827	$336,309

(1)

For 2011, the amounts represent the aggregate grant date fair value of the 2011-2013 LTIP awards, which consist of a combination of restricted stock and performance share units (“PSU”) computed in accordance with FASB ASC Topic 718 (ASC 718) (excluding the effect of estimated forfeitures).  For a discussion of valuation assumptions, see Note 1 of the Company’s 2011 Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.  The 2011 amounts listed in the table for the PSU are based on an expected 80% performance attainment.  Maximum opportunity for the PSU is $716,664 for Mr. Hasselbusch and $229,299 for Messrs. Russo and Foster and $143,302 for Messrs. Papazoglou and Sauder.  In addition, this column includes special PSU awards for Messrs. Hasselbusch and Sauder computed in accordance with ASC 718 (excluding the effect of estimated forfeitures).  The amounts listed in the table for the special PSU awards are based on the number of performances units awarded multiplied by the value per share on grant date and assumes an expected 100% performance attainment as of grant date.  Maximum opportunity for the special PSU awards for Mr. Hasselbusch is $115,380 and for Mr. Sauder is $76,920.

(2)	Amounts represent cash awards paid under the Executive Annual Incentive Plan. For further information please see pages 21-23.

(3)

Represents amounts paid to Mr. Papazoglou in Canadian dollars and converted to U.S. dollars using an exchange rate as of December 30, 2011 of .9806 U.S. dollars for each Canadian dollar for Fiscal 2011.

(4)

For Mr. Hasselbusch, the 2011 amount includes a $49,094 Supplemental Executive Retirement Plan ("SERP") contribution, a $9,800 401(k) Company match and a $10,200 auto allowance as well as a discretionary profit share contribution into the 401(k) Plan, executive medical reimbursement, Company paid term life insurance premium, Company paid long-term disability premium and club membership.

Mr. Hasselbusch retired from the Company effective February 1, 2012.  Upon his retirement, all unvested restricted stock as of that date became fully vested.  The amounts reported in the “Stock Awards” column for years 2009, 2010 and 2011 include restricted stock that was impacted by the accelerated vesting resulting from his retirement.

(5)

For Mr. Russo, the 2011 amount includes a $12,739 SERP contribution, a $5,332 discretionary 401(k) profit sharing contribution, $9,800 401(k) Company match, $10,200 auto allowance, Company paid term life insurance premium, Company paid long-term disability premium and club membership.

(6)

For Mr. Papazoglou, the 2011 amount includes an auto lease valued at $12,074; Company paid medical and life insurance premiums of $5,819 a Company pension contribution of $8,941; and a retirement plan Company match of $1,132.

(7)

For Mr. Foster, the 2011 amount includes a $6,332 SERP contribution, a $5,311 discretionary 401(k) profit sharing contribution, a $9,800 401(k) Company match, a $10,200 auto allowance, a $7,002 club membership as well as executive medical reimbursement, Company paid term life insurance premium and a Company paid long-term disability premium.

(8)

For Mr. Sauder, the 2011 amount includes a $5,783 SERP contribution, a $5,268 discretionary 401(k) profit sharing contribution, a $9,800 401(k) Company match, $10,200 auto allowance, as well as club membership, executive medical reimbursement, Company paid term life insurance premium and a Company paid long-term disability premium.

GRANTS OF PLAN-BASED AWARDS IN 2011

The following table provides information on 2011 Non-Equity and Equity Incentive Plan Awards:

Name	Grant Date/Type of Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Stan L. Hasselbusch		$94,538	$393,908	$787,817
	03/15/11				4,659	9,317	18,634		$286,655
	03/15/11(5)				750	1,500	3,000		$57,690
	03/15/11							3,106	$119,457
David J. Russo		$35,328	$147,201	$294,403
	03/15/11				1,491	2,981	5,962		$91,719
	03/15/11							994	$38,229
Konstantinos Papazoglou		$23,706	$91,175	$182,350
	03/15/11				932	1,863	3,726		$57,321
	03/15/11							621	$23,884
	03/15/11(7)							7,500	$288,450
Donald L. Foster		$30,918	$118,917	$237,833
	03/15/11				1,491	2,981	5,962		$91,719
	03/15/11							994	$38,229
	03/15/11(6)							1,500	$57,690
David R. Sauder		$21,224	$88,433	$176,866
	03/15/11				932	1,863	3,726		$57,321
	03/15/11(5)				500	1,000	2,000		$38,460
	03/15/11							621	$23,884
	03/15/11(6)							1,500	$57,690

(1)

These grants reflect awards issued under the Executive Annual Incentive Plan in 2011, as discussed on pages 21-23.  Amounts actually paid under this plan to the NEOs for 2011 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	These grants reflect awards of PSU issued under the 2006 Omnibus Plan for 2011 as discussed on pages 24-26.

(3)	This column includes restricted stock awards issued under the 2006 Omnibus Plan for 2011 as discussed on pages 24-26.

(4)

Reflects grant date fair value of restricted stock awards and PSU awards determined in accordance with ASC 718 (excluding the effect of estimated forfeitures) using the grant date closing price of $38.46.

The amounts relating to the PSU are based on an expected 80% performance attainment as of grant date for the three year performance period.

The special PSU are reflected at 100% grant date fair value for the one year performance period.

(5)	Special PSU granted to Messrs. Hasselbusch and Sauder in connection with the acquisition of the Portec businesses.

(6)	Special restricted stock awards granted to Messrs. Foster and Sauder in Portec and IDSI acquisitions.

(7)	“New officer” restricted stock award granted to Mr. Papazoglou.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table sets forth information regarding outstanding stock options and unvested stock awards awarded to the NEOs as of December 31, 2011:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Stan L. Hasselbusch	---	---	---	18,092	$511,823	19,867	$562,023
David J. Russo	1,000	$4.10	12/09/12	11,491	$325,080	4,960	$140,318
Konstantinos Papazoglou	--	---	---	8,121	$229,743	932	$ 26,352
Donald L. Foster	3,750 2,500	$9.30 $9.29	12/12/14 02/16/15	5,491	$155,340	4,960	$140,318
David R. Sauder		---	---	3,471	$ 98,195	3,456	$ 97,756

(1)

This column includes unvested restricted stock awards granted under the 2006 Omnibus Plan in 2008, 2009, 2010 and 2011.  The vesting schedule of these awards is described below. Please note that Mr. Hasselbusch retired from the Company effective February 1, 2012.  Upon his retirement, all unvested restricted stock as of that date immediately vested.

Name	Grant Date	Vesting Date	Full Grant–Number of Shares
2008 Restricted Stock Awards:
Stan L. Hasselbusch	03/06/08	4 year cliff vesting; entire grant vests 03/06/12	2,847
David J. Russo	03/06/08	4 year cliff vesting; entire grant vests 03/06/12	683
Donald L. Foster	03/06/08	4 year cliff vesting; entire grant vests 03/06/12	683
2009 Restricted Stock Awards:
Stan L. Hasselbusch	03/03/09	4 year cliff vesting; entire grant vests 03/04/13	5,386
David J. Russo	03/03/09	4 year cliff vesting; entire grant vests 03/04/13	1,293
Donald L. Foster	03/03/09	4 year cliff vesting; entire grant vests 03/04/13	1,293
David R. Sauder	03/03/09	4 year cliff vesting; entire grant vests 03/04/13	754
2010 Restricted Stock Awards:
Stan L. Hasselbusch	03/02/10	4 year cliff vesting; entire grant vests 03/03/14	4,253
Stan L. Hasselbusch	05/28/10	2 year cliff vesting; entire grant vests 05/28/12	2,500
David J. Russo	03/02/10	4 year cliff vesting; entire grant vests 03/03/14	1,021
David J. Russo	05/28/10	4 year graded vesting; vests 25% (2,500 shares) per year over 4 year period	10,000
Donald L. Foster	03/02/10	4 year cliff vesting; grant vests 03/03/14	1,021
David R. Sauder	03/02/10	4 year cliff vesting; grant vests 03/03/14	596
2011 Restricted Stock Awards:
Stan L. Hasselbusch	03/15/11	4 year cliff vesting; entire grant vests 03/15/15	3,106
David J. Russo	03/15/11	4 year cliff vesting; entire grant vests 03/15/15	994
Konstantinos Papagozlou	03/15/11	4 year cliff vesting; entire grant vests 03/15/15	621
Konstantinos Papazoglou	03/15/11	4 year graded vesting; vests 25% (1,875 shares) per year over 4 year period	7,500
Donald L. Foster	03/15/11	4 year cliff vesting; entire grant vests 03/15/15	994
Donald L. Foster	03/15/11	4 year graded vesting; vests 25% (375 shares) per year over 4 year period	1,500
David R. Sauder	03/15/11	4 year cliff vesting; entire grant vests 03/15/15	621
David R. Sauder	03/15/11	4 year graded vesting; vests 25% (375 shares) per year over 4 year period	1,500

(2)

This column reflects the number of unvested PSU granted under the 2006 Omnibus Plan (for which the performance conditions have not been satisfied) as of December 31, 2011, and includes awards granted in 2009, 2010 and 2011 as described below.

The 2009-2011 PSU awards were granted on 3/3/09.  Assuming the achievement of the underlying performance conditions, PSU will be settled and paid in shares of the Company's common stock in the calendar year immediately following the end of the performance period on a date determined in the Company's discretion, but in no event later than March 15 of such calendar year.  The number of shares included for these awards assumes threshold performance and includes as follows:  Mr. Hasselbusch 8,078 shares; Messrs. Russo and Foster 1,939 shares; and Mr. Sauder 1,131 shares.

The 2010-2012 PSU awards were granted on 3/2/10. Assuming the achievement of the underlying performance conditions, PSU will be settled and paid in shares of the Company's common stock in the calendar year immediately following the end of the performance period on a date determined in the Company's discretion, but in no event later than March 15th of such calendar year. The number of shares included for these awards assumes threshold performance and includes as follows: Mr. Hasselbusch 6,380 shares; Messrs. Russo and Foster 1,531 shares; and Mr. Sauder 893 shares.

The 2011-2013 PSU awards were granted on 3/15/11. Assuming the achievement of the underlying performance conditions, PSU will be settled and paid in shares of the Company's common stock in the calendar year immediately following the end of the performance period on a date determined in the Company's discretion, but in no event later than March 15th of such calendar year. The number of shares included for these awards assumes threshold performance and includes as follows: Mr. Hasselbusch 4,659 shares; Messrs. Russo and Foster 1,491 shares; and Messrs. Papazoglou and Sauder 932 shares.

This column also includes the special PSU awards granted to Messrs. Hasselbusch and Sauder on 3/15/2011 with a performance period ending December 31, 2011. The values included for these awards are based on threshold performance attainment as follows: Mr. Hasselbusch 750 shares and Mr. Sauder 500 shares.

As noted above, Mr. Hasselbusch retired from the Company on February 1, 2012.  For purposes of the PSU awards, he will participate on a pro-rata basis for the years he was employed during the established performance periods for each grant.

(3)	Based on the Company's December 30, 2011 closing share price of $28.29 per share and with performance share units at threshold amounts.

2011 OPTION EXERCISES AND STOCK VESTED

The following table discloses the number of stock options that were exercised in 2011 by our NEOs and the number of stock awards held by our NEOs that vested during 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stan L. Hasselbusch	---	---	7,231	$278,104
David J. Russo	---	---	1,738 2,500	$ 66,843 $ 89,275
Konstantinos Papazoglou	---	---	---	---
Donald L. Foster	---	---	1,738	$ 66,843
David R. Sauder	---	---	3,333	$100,589

2011 NONQUALIFIED DEFERRED COMPENSATION

The following table discloses the contribution earnings and balances under each of the Company’s defined contribution or other plan that provides for the deferred compensation that is not tax qualified:

Name	Registrant Contributions in 2011(1)	Aggregate Earnings in 2011(2)	Aggregate Balance at December 31, 2011(3)
Stan L. Hasselbusch	$49,094	$4,612	$356,652
David J. Russo	$12,739	$ 915	$ 70,777
Konstantinos Papazoglou(4)	---	---	---
Donald L. Foster	$ 6,332	$ 578	$ 44,690
David R. Sauder	$ 5,783	$ 97	$ 7,538

(1)	Amounts represent 2011 Company contribution to SERP. The amounts are included in the "All Other Compensation" column of the Summary Compensation Table as described on page 32.

(2)

Amounts represent interest earned in 2011.  In accordance with SERP, the Company applied interest to the benefit amount using the calendar year’s rate of return of Fidelity’s Managed Income Portfolio as of December 31, 2011 or a one year annualized Treasury Bill interest rate as of the last Friday of the year, whichever is higher.  For 2011, these amounts were 1.34% and 0.12%.  The interest rate applied to the benefit in 2011 was 1.34%.  These amounts are not included in the Summary Compensation Table, as they are not considered to be "above market" or preferential.

Eligibility for participation in SERP is limited to individuals who comprise a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA.  Determining participation in SERP is solely within the discretion of the Compensation Committee of the Board.  A participant shall remain a participant only for so long as he or she continues in the employ of the Company, or the Compensation Committee, in its sole discretion determines that the participant shall no longer be a participant.

(3)	Amounts represent total SERP balance, as of December 31, 2011.

(4)	Mr. Papazoglou did not participate in SERP in 2011.

CHANGE-IN-CONTROL

As discussed on pages 27-28, the Company has established the Key Employee Separation Plan in order to retain and motivate its executives to focus on the Company's successful operation; regardless of any real or perceived threat from a change-in-control.  The following table shows the benefits that the NEOs would have each received if on December 31, 2011 a change-in-control had occurred:

Name and Title	Lump Sum Cash Payment(1)	Benefits Continuation(2)	Equity(3)	Outplacement Services(4)	Total Potential Benefit from Change-In-Control
Stan L. Hasselbusch, President & CEO	$1,855,837	$29,709	$807,868	$15,000	$2,708,414
David J. Russo, Sr VP, CFO, CAO & Treasurer	$ 841,663	$29,709	$410,177	$15,000	$1,296,549
Konstantinos Papazoglou , VP, Friction Management	$ 252,490	$29,709	$264,879	$15,000	$ 562,078
Donald L. Foster, Sr VP, Construction Products	$ 724,538	$29,709	$240,437	$15,000	$1,009,684
David R. Sauder, VP, Business Development	$ 317,790	$29,709	$150,173	$15,000	$ 512,672

(1)

Lump Sum Cash Payment is base salary in effect as of December 31, 2011 plus the average of the NEO's annual cash bonuses paid or due and payable under the Annual Executive Incentive Plan for 2009, 2010 and 2011 multiplied by the applicable benefit factor (for Messrs. Hasselbusch, Russo, and Foster, 2; for Messrs. Papazoglou and Sauder, 1.  Represents amounts paid to Mr. Papazoglou in Canadian dollars and converted to U.S. dollars using an exchange rate as of December 30, 2011 of .9806 U.S. dollars for each Canadian dollar for Fiscal 2011.

(2)

Benefits continuation is the cost of COBRA for the Company based on NEO's benefit elections as of December 31, 2011.  Although Mr. Papazoglou is not a U.S. citizen and would not benefit from COBRA specifically, as this is an estimate, an amount has been entered for him equivalent to a similarly situated executive in the U.S.

(3)

Assumes full accelerated vesting of all unvested restricted stock using the closing price on December 30, 2011 of $28.29; assumes all outstanding and unvested PSU vesting at target and pro-rated for months elapsed as of December 30, 2011 for the thirty-six month performance period applicable to each such award, using the closing price on December 30, 2011 of $28.29.

(4)	Upon change-in-control, each NEO would receive $15,000 of outplacement services.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors is composed of independent directors and oversees the Company's financial reporting process on behalf of the Board.  The Audit Committee is responsible for the appointment, compensation and retention of the Corporation's independent registered public accountants.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2011.  The Audit Committee's Charter is available on the Company's website (www.lbfoster.com).  The Audit Committee held nine (four of which were telephonic) meetings during the 2011 fiscal year.

Management is responsible for the Company's internal controls and for the financial reporting process.  With respect to 2011, management advised the Audit Committee that all annual and quarterly financial statements reviewed by the Audit Committee had been prepared in accordance with generally accepted accounting principles.

The Audit Committee met and held discussions with E&Y, who are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and for issuing a report thereon, regarding the audited financial statements, including a discussion of the quality, not just the acceptability, of the Company's accounting principles and E&Y's judgment regarding these matters.  The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed relating to the conduct of the audit under the auditing standards of the Public Company Accounting Oversight Board ("PCAOB") (AU Section 380).  The Audit Committee has received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB regarding the independent registered public accountant's communications with the Audit Committee concerning independence, and has discussed with E&Y its independence.  The Audit Committee concluded that E&Y's independence had not been impaired.

The Audit Committee discussed with the Company's internal auditor and independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee discussed the results of E&Y's quarterly review procedures with the Company's CEO, CFO and Controller and with E&Y prior to the Company's release of quarterly financial information.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

AUDIT COMMITTEE

Diane B. Owen, Chairman

Peter McIlroy II

Suzanne B. Rowland

ADDITIONAL INFORMATION

Management is not aware, at this time, of any other matters to be presented at the meeting.  If, however, any other matters should come before the meeting or any adjournment thereof, the proxies will be voted at the discretion of the proxy holders.

Representatives of E&Y are expected to be in attendance at the meeting to respond to appropriate questions from shareholders and will have an opportunity to make a statement if they so desire.

Shareholders’ proposals intended to be presented at the Company’s 2013 annual meeting (including those related to director nominees and/or other business matters) must:  (i) conform to the requirements of Rule 14A-8 of the Exchange Act; and (ii) be received by the Company no later than December 14, 2012, to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting.  Pursuant to the Company’s By-Laws, a nomination of a person for election as a director or a proposal on any subject that, in either case, is made by a shareholder shall not be considered at any special or annual meeting of shareholders unless written notice of the nomination or proposal, as applicable, has been received by the Company’s Secretary by the later of:  (i) the date which is 90 days in advance of the meeting date; or (ii) the seventh calendar day following the first public announcement of the date of the meeting.

A copy of the 2012 Form 10-K is available to shareholders.  A shareholder may obtain such copy free of charge on our website at www.lbfoster.com or by writing to the Investor Relations Department, L.B. Foster Company, 415 Holiday Drive, Pittsburgh, PA  15220 (a copy of any exhibits thereto will be provided upon payment of a reasonable charge limited to our cost of providing such exhibits).

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address and the same last name by delivering a single proxy statement addressed to those shareholders.  This process, which is commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies.  The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.  Once shareholders have received notice from their broker or the Company that materials will be sent in the householding manner to the shareholder’s address, householding will continue until otherwise notified or until the shareholder revokes such consent.

If, at any time, shareholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account or the Company if holding registered shares.  The Company will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered.  Any such notice should be addressed to:  Investor Relations Dept., L.B. Foster Company, 415 Holiday Drive, Pittsburgh, PA  15220, or notice may be given by calling the Company at (412) 928-3417.

Pittsburgh, Pennsylvania

April 13, 2012

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

L.B. FOSTER COMPANY 415 HOLIDAY DRIVE PITTSBURGH, PA 15220-2729 ATTN: INVESTOR RELATIONS

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
				All	All	Except

1	Election of Directors			0	0	0
	Nominees:

	01)	Robert P. Bauer	02)	Lee B. Foster II	03)	Peter McIlroy II	04)	G. Thomas McKane	05)	Diane B. Owen
	06)	William H. Rackoff	07)	Suzanne B. Rowland

The Board of Directors recommends you vote FOR proposals 2 and 3.									For	Against	Abstain

2	Ratify appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2012.								0	0	0

3	Advisory vote on the Compensation of our Named Executive Officers.								0	0	0

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2011 Annual Report to Shareholders is/are available at www.proxyvote.com.

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ANNUAL MEETING OF SHAREHOLDERS
May 23, 2012
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS

The shareholder(s) hereby appoint Lee B. Foster II and Robert P. Bauer, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of L. B. Foster Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM, Eastern Daylight Time on May 23, 2012, at the Company’s headquarters, 415 Holiday Drive, Pittsburgh, PA 15220, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE TO THE BOARD OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD USING THE ENCLOSED REPLY ENVELOPE

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 23, 2012

Meeting Information
L.B. FOSTER COMPANY	Meeting Type: Annual Meeting
For holders as of: March 23, 2012
	Date: May 23, 2012	Time: 11:00 AM EDT
Location: L.B. Foster Company
415 Holiday Drive
L.B. FOSTER COMPANY 415 HOLIDAY DRIVE PITTSBURGH, PA 15220-2729 ATTN: INVESTOR RELATIONS	Pittsburgh, PA 15220-2729

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
1. Notice & Proxy Statement 2. 2011 Annual Report to Shareholders
How to View Online:
Have the information that is printed in the box marked by the arrow		XXXX XXXX XXXX	(located on the
following page) and visit: www.proxyvote.com
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET: www.proxyvote.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*: sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box
marked by the arrow	XXXX XXXX XXXX	(located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 09, 2012 to facilitate timely delivery.

— How to Vote —

Please Choose One of the Following Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box
marked by the arrow	XXXX XXXX XXXX	available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees
01	Robert P. Bauer	02	Lee B. Foster II	03	Peter McIlroy II	04	G. Thomas McKane	05	Diane B. Owen
06	William H. Rackoff	07	Suzanne B. Rowland

The Board of Directors recommends you vote FOR proposals 2 and 3.

2.	Ratify appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2012.

3.	Advisory vote on the Compensation of our Named Executive Officers.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.